Exhibit 99.1

Saia Reports Fourth Quarter Results

JOHNS CREEK, GA – February 3, 2025 – Saia, Inc. (Nasdaq: SAIA), a leading transportation provider offering national less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today reported fourth quarter 2024 financial results. Diluted earnings per share for the quarter were $2.84 compared to $3.33 in the fourth quarter of 2023. Full year diluted earnings per share were $13.51 in 2024 compared to $13.26 in 2023.

Highlights from the fourth quarter and full year operating results were as follows:

Fourth Quarter 2024 Compared to Fourth Quarter 2023 Results

•
Revenue was $789.0 million, a 5.0% increase
•
Operating income was $101.5 million, a 9.9% decrease
•
Operating ratio of 87.1% compared to 85.0%
•
LTL shipments per workday increased 4.5%
•
LTL tonnage per workday increased 8.3%
•
LTL revenue per hundredweight, excluding fuel surcharge revenue, decreased 2.3%
•
LTL revenue per shipment, excluding fuel surcharge revenue, increased 1.3%

Full Year 2024 Compared to Full Year 2023 Results

•
Revenue was $3.2 billion, an 11.4% increase
•
Operating income was $482.2 million, a 4.7% increase
•
Operating ratio of 85.0% compared to 84.0%
•
LTL shipments per workday increased 11.5%
•
LTL tonnage per workday increased 8.0%
•
LTL revenue per hundredweight, excluding fuel surcharge revenue, increased 4.3%
•
LTL revenue per shipment, excluding fuel surcharge revenue, increased 1.1%

Saia President and CEO, Fritz Holzgrefe, commented on the year stating, “I am pleased with the progress we made this year, as we opened 21 new terminals and relocated 9 others, further enhancing our service offerings in both new and existing markets. We are proud to bring our 100th year in operation to a close with 214 terminals and our ability to provide direct service to all 48 contiguous states, positioning us as a leading national carrier. We remain focused on operational excellence and are pleased with customer

Saia, Inc. Fourth Quarter 2024 Results

acceptance thus far. We onboarded approximately 1,300 new team members during the year and closed 2024 with over 15,000 employees company-wide.”

Executive Vice President and CFO, Matt Batteh, noted that, “2024 represented a record level of investment in the business, with over $1 billion in capital expenditures. Investments in real estate, equipment, technology, and most importantly, our people, represent our continued commitment to our long-term growth strategy. With 214 facilities and a national footprint, our value proposition to our customers has never been stronger.”

Financial Position and Capital Expenditures

We ended 2024 with $19.5 million of cash on hand and total debt of $200.3 million, which compares to $296.2 million of cash on hand and total debt of $16.5 million at December 31, 2023.

Net capital expenditures were $1,040.9 million during 2024, compared to $437.2 million in net capital expenditures during 2023. 2024 capital expenditures include $235.7 million to secure properties as part of the Yellow Corporation auction process. In 2025, we anticipate that net capital expenditures will be over $700 million, subject to ongoing evaluation of market conditions.

Conference Call

Management will hold a conference call to discuss quarterly results today at 10:00 a.m. Eastern Time. To participate in the call, please dial 1-877-317-6789 and request to join the Saia, Inc. call. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company website at www.saia.com/about-us/investor-relations/financial-releases. A replay of the call will be offered two hours after the completion of the call through March 3, 2025 at 11:59 P.M. Eastern Time. The replay will be available by dialing 1-877-344-7529 referencing conference ID #9091018.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 214 terminals with national service. For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

Cautionary Note Regarding Forward-Looking Statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should,” “potential” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and

Saia, Inc. Fourth Quarter 2024 Results

assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, uncertainties and assumptions include, but are not limited to, (1) general economic conditions including downturns or inflationary periods in the business cycle; (2) operation within a highly competitive industry and the adverse impact from downward pricing pressures, including in connection with fuel surcharges, and other factors; (3) industry-wide external factors largely out of our control; (4) cost and availability of qualified drivers, dock workers, mechanics and other employees, purchased transportation and fuel; (5) inflationary increases in operating expenses and corresponding reductions of profitability; (6) cost and availability of diesel fuel and fuel surcharges; (7) cost and availability of insurance coverage and claims expenses and other expense volatility, including for personal injury, cargo loss and damage, workers’ compensation, employment and group health plan claims; (8) failure to successfully execute the strategy to expand our service geography; (9) unexpected liabilities resulting from the acquisition of real estate assets; (10) costs and liabilities from the disruption in or failure of our technology or equipment essential to our operations, including as a result of cyber incidents, security breaches, malware or ransomware attacks; (11) failure to keep pace with technological developments; (12) liabilities and costs arising from the use of artificial intelligence; (13) labor relations, including the adverse impact should a portion of our workforce become unionized; (14) cost, availability and resale value of real property and revenue equipment; (15) supply chain disruption and delays on new equipment delivery; (16) capacity and highway infrastructure constraints; (17) risks arising from international business operations and relationships; (18) seasonal factors, harsh weather and disasters caused by climate change; (19) economic declines in the geographic regions or industries in which our customers operate; (20) the creditworthiness of our customers and their ability to pay for services; (21) our need for capital and uncertainty of the credit markets; (22) the possibility of defaults under our debt agreements, including violation of financial covenants; (23) inaccuracies and changes to estimates and assumptions used in preparing our financial statements; (24) failure to operate and grow acquired businesses in a manner that support the value allocated to acquired businesses; (25) dependence on key employees; (26) employee turnover from changes to compensation and benefits or market factors; (27) increased costs of healthcare benefits; (28) damage to our reputation from adverse publicity, including from the use of or impact from social media; (29) failure to make future acquisitions or to achieve acquisition synergies; (30) the effect of litigation and class action lawsuits arising from the operation of our business, including the possibility of claims or judgments in excess of our insurance coverages or that result in increases in the cost of insurance coverage or that preclude us from obtaining adequate insurance coverage in the future; (31) the potential of higher corporate taxes and new regulations, including with respect to climate change, employment and labor law, healthcare and securities regulation; (32) the effect of governmental regulations, including hours of service and licensing compliance for drivers, engine emissions, the Compliance, Safety, Accountability (CSA) initiative, regulations of the Food and Drug Administration and Homeland Security, and healthcare and environmental regulations; (33) unforeseen costs from new and existing data privacy laws; (34) costs from new and existing laws regarding how to classify workers; (35) changes in accounting and financial standards or practices; (36) widespread outbreak of an illness or any other communicable disease; (37) international conflicts and geopolitical instability; (38) increasing investor and customer sensitivity to social and sustainability issues, including climate change; (39) provisions in our governing documents and Delaware law that may have anti-takeover effects; (40) issuances of equity that would dilute stock ownership; (41) weakness, disruption or loss of confidence in financial or credit markets; and (42) other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or

Saia, Inc. Fourth Quarter 2024 Results

circumstances and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this news release. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

# # #

CONTACT: Saia, Inc.

Matthew Batteh

Executive Vice President and Chief Financial Officer

Investors@saia.com

Saia, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
Assets

Current Assets:
Cash and cash equivalents	$19,473	$296,215
Accounts receivable, net	322,991	311,742
Prepaid expenses and other	93,305	40,737
Total current assets	435,769	648,694

Property and Equipment:
Cost	3,790,069	2,881,800
Less: accumulated depreciation	1,233,134	1,118,492
Net property and equipment	2,556,935	1,763,308
Operating Lease Right-of-Use Assets	126,828	118,734
Other Assets	47,325	52,829
Total assets	$3,166,857	$2,583,565

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$114,560	$141,877
Wages, vacation and employees' benefits	49,953	75,514
Other current liabilities	81,162	68,735
Current portion of long-term debt	5,313	10,173
Current portion of operating lease liability	27,372	25,757
Total current liabilities	278,360	322,056

Other Liabilities:
Long-term debt, less current portion	194,981	6,315
Operating lease liability, less current portion	96,798	96,462
Deferred income taxes	219,062	155,841
Claims, insurance and other	66,385	61,397
Total other liabilities	577,226	320,015

Stockholders' Equity:
Common stock	27	27
Additional paid-in capital	295,106	285,092
Deferred compensation trust	(7,981)	(5,679)
Retained earnings	2,024,119	1,662,054
Total stockholders' equity	2,311,271	1,941,494
Total liabilities and stockholders' equity	$3,166,857	$2,583,565

Saia, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Quarters and Years Ended December 31, 2024 and 2023
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter		Years
	2024	2023	2024	2023
Operating Revenue	$788,952	$751,132	$3,209,074	$2,881,433

Operating Expenses:
Salaries, wages and employees' benefits	375,760	345,831	1,487,847	1,301,280
Purchased transportation	58,168	65,444	237,306	238,688
Fuel, operating expenses and supplies	153,467	144,291	629,402	563,688
Operating taxes and licenses	20,727	18,002	80,128	69,542
Claims and insurance	22,084	18,945	77,649	67,984
Depreciation and amortization	54,064	45,689	210,105	178,845
Other operating, net	3,198	267	4,477	910
Total operating expenses	687,468	638,469	2,726,914	2,420,937

Operating Income	101,484	112,663	482,160	460,496

Nonoperating (Income) Expenses:
Interest expense	2,979	935	8,930	2,535
Interest income	(139)	(3,158)	(1,049)	(6,208)
Other, net	(155)	(722)	(1,729)	(2,058)
Nonoperating (income) expenses, net	2,685	(2,945)	6,152	(5,731)

Income Before Income Taxes	98,799	115,608	476,008	466,227
Income Tax Provision	22,696	26,380	113,943	111,370
Net Income	$76,103	$89,228	$362,065	$354,857

Weighted average common shares outstanding - basic	26,699	26,648	26,689	26,632
Weighted average common shares outstanding - diluted	26,811	26,785	26,802	26,763

Basic earnings per share	$2.85	$3.35	$13.57	$13.32
Diluted earnings per share	$2.84	$3.33	$13.51	$13.26

Saia, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the twelve months ended December 31, 2024 and 2023
(Amounts in thousands)
(Unaudited)
	Years
	2024	2023
Operating Activities:
Net cash provided by operating activities	$583,702	$577,945
Net cash provided by operating activities	583,702	577,945
Investing Activities:
Acquisition of property and equipment	(1,043,557)	(439,879)
Proceeds from disposal of property and equipment	2,694	2,727
Other	4,999	(11,544)
Net cash used in investing activities	(1,035,864)	(448,696)
Financing Activities:
Borrowing of revolving credit facility, net	94,000	–
Borrowing of private shelf agreement	100,000	–
Proceeds from stock option exercises	2,574	4,875
Shares withheld for taxes	(9,107)	(9,216)
Other financing activity	(12,047)	(16,083)
Net cash provided by (used in) financing activities	175,420	(20,424)
Net (Decrease) Increase in Cash and Cash Equivalents	(276,742)	108,825
Cash and Cash Equivalents, beginning of period	296,215	187,390
Cash and Cash Equivalents, end of period	$19,473	$296,215

Saia, Inc. and Subsidiaries
Financial Information
For the Quarters Ended December 31, 2024 and 2023
(Unaudited)

				Fourth Quarter
	Fourth Quarter		%	Amount/Workday		%
	2024	2023	Change	2024	2023	Change
Workdays				62	61
Operating ratio	87.1%	85.0%
LTL tonnage (1)	1,481	1,345	10.1	23.89	22.05	8.3
LTL shipments (1)	2,174	2,047	6.2	35.06	33.56	4.5
LTL revenue/cwt.	$25.73	$27.21	(5.4)
LTL revenue/cwt., excluding fuel surcharge	$21.96	$22.47	(2.3)
LTL revenue/shipment	$350.51	$357.50	(2.0)
LTL revenue/shipment, excluding fuel surcharge	$299.17	$295.22	1.3
LTL pounds/shipment	1,362	1,314	3.7
LTL length of haul (2)	898	895	0.3

(1) In thousands.

(2) In miles.

Note:

LTL operating statistics exclude transportation and logistics services where pricing is generally not determined by weight. The LTL operating statistics also exclude the adjustment required for financial statement purposes in accordance with the Company's revenue recognition policy.

Saia, Inc. and Subsidiaries
Financial Information
For the Years Ended December 31, 2024 and 2023
(Unaudited)

				Year Over Year
	Year Over Year		%	Amount/Workday		%
	2024	2023	Change	2024	2023	Change
Workdays				254	252
Operating ratio	85.0%	84.0%
LTL tonnage (1)	6,037	5,543	8.9	23.77	22.00	8.0
LTL shipments (1)	8,988	7,997	12.4	35.39	31.73	11.5
LTL revenue/cwt.	$25.89	$25.38	2.0
LTL revenue/cwt., excluding fuel surcharges	$21.90	$20.99	4.3
LTL revenue/shipment	$347.81	$351.90	(1.2)
LTL revenue/shipment, excluding fuel surcharges	$294.23	$291.00	1.1
LTL pounds/shipment	1,343	1,386	(3.1)
LTL length of haul (2)	891	894	(0.3)

(1)	In thousands.

(2) In miles.